Exhibit 99

BNC Bancorp Reports 28% Increase in Third Quarter Net Income

THOMASVILLE, N.C., Oct. 21 /PRNewswire-FirstCall/ — BNC Bancorp (Nasdaq: BNCN) today reported operating results for the three-month and nine- month periods ended September 30, 2003.

For the three-month period ended September 30, 2003, the Company reported net income of $913,000, an increase of 28% when compared to the $712,000 reported for the third quarter in 2002. Diluted earnings per share increased to $0.24 for the third quarter, compared to $0.19 reported for same period in 2002. All per share amounts have been adjusted for the 10% stock dividend paid to shareholders on September 15, 2003.

For the nine-month period ended September 30, 2003, the Company reported net income of $2.5 million, an increase of 36% when compared to the $1.8 million reported for the first nine months of 2002. Diluted earnings per share increased to $0.66 for the nine-month period ending September 30, 2003, compared to $0.52 reported for same period in 2002.

Total assets for the quarter ended September 30, 2003 were $337.0 million, an increase of 19% compared to the $284.0 million as of September 30, 2002. Total loans on September 30, 2003 were $271.7 million, an increase of 22% from the $222.8 million reported as of September 30, 2002. Deposits increased 19% over the same one-year period.

Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “We are extremely pleased with the results for the third quarter. The Company’s return on average tangible equity, a major focus within our organization, exceeded 15.50% for the first time in our history. While we have witnessed many of our peers who have been unable to attain a proper balance between profitability and growth, we are dedicated to continuing our recent successes in both of these areas.” Mr. Montgomery also noted, “We are always looking to dynamic, rapidly growing markets as opportunities to expand our franchise. As in the past, however, the key to our success has been combining such markets with the right people. During the third quarter, we were very fortunate to have the opportunity to enter the Salisbury, Rowan County market with three tremendous bankers with a wealth of local banking experience. We are confident that our patience to find the right team of community focused individuals will deliver the same kind of growth we’ve seen in our other markets.”

BNC Bancorp is the parent company of Bank of North Carolina, a $337 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial loan production offices in High Point and Salisbury, North Carolina, and a mortgage production office in Winston-Salem, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands, except per share and share data)

	For the Three Months Ended
	September 30, 2003	September 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 4,501	$ 4,344	3.6%
Interest expense	1,446	1,588	(8.9)
Net interest income	3,055	2,756	10.9
Provision for loan losses	140	185	(24.3)
Net interest income after
provision for loan losses	2,915	2,571	13.4
Noninterest income	950	609	56.0
Noninterest expense	2,565	2,185	17.4
Income before income tax expense	1,300	995	30.7
Provision for income taxes	387	283	36.8
Net income	913	712	28.2
PER SHARE DATA
Earnings per share, basic	$ 0.26	$ 0.20	30.0%
Earnings per share, diluted	0.24	0.19	26.3
Weighted average number of common
shares outstanding:
Basic	3,524,639	3,551,424
Diluted	3,753,886	3,688,209
PERFORMANCE RATIOS
Return on average assets	1.10%	1.01%
Return on average equity	13.54%	11.97%
Return on average tangible equity	15.61%	14.03%
Net yield on earning assets
(taxable equivalent)	3.94%	4.21%
Average equity to average assets	8.11%	8.45%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands, except per share and share data)

	As of/For the Nine Months Ended
	September 30, 2003	September 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 13,283	$ 11,507	15.4%
Interest expense	4,568	4,343	5.2
Net interest income	8,715	7,164	21.7
Provision for loan losses	390	640	(39.1)
Net interest income after
provision for loan losses	8,325	6,524	27.6
Noninterest income	2,699	1,643	64.3
Noninterest expense	7,427	5,520	34.6
Income before income tax expense	3,597	2,647	35.9
Provision for income taxes	1,122	830	35.2
Net income	2,475	1,817	36.2
PER SHARE DATA
Earnings per share, basic	$ 0.70	$ 0.55	27.3%
Earnings per share, diluted	0.66	0.52	26.9
Book Value	7.61	7.02	8.4
Tangible book value	6.63	6.27	5.7
Weighted average number of common
shares outstanding:
Basic	3,544,447	3,339,817
Diluted	3,740,497	3,482,284
PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	1.04%	1.00%
Return on average equity	12.65%	11.35%
Return on average tangible equity	14.64%	12.14%
Net yield on earning assets
(taxable equivalent)	4.04%	4.25%
Average equity to average assets	8.11%	8.78%
Allowance for loan losses as a
percentage of total loans, end of
period	1.72%	1.83%
Non-performing assets to total
assets, end of period	0.39%	1.05%
Ratio of net charge-offs to
average loans outstanding	0.01%	0.33%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands)

	As of
	September 30, 2003	September 30, 2002	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$271,740	$222,827	22.0%
Allowance for loan losses	4,668	4,200	11.1
Loans, net of allowance for loan
losses	267,072	218,627	22.2
Securities, available for sale	31,363	24,697	27.0
Total Assets	336,999	283,970	18.7
Deposits:
Noninterest-bearing
deposits	28,074	28,468	(1.4)
Interest-bearing demand and
savings	143,984	98,429	46.3
CD’s and other time
deposits	101,707	102,371	(0.7)
Borrowed Funds	34,344	27,772	23.7
Total interest-bearing liabilities	280,035	228,572	22.5
Shareholders’ Equity	26,546	24,368	8.9

SOURCE BNC Bancorp
-0- 10/21/2003
/CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp,
+1-336-476-9200/
/Web site: http://www.bankofnc.com /
(BNCN)

CO: BNC Bancorp; Bank of North Carolina
ST: North Carolina
IN: FIN
SU: ERN